Exhibit 99(k)(2)

ESCROW AGREEMENT

           THIS AGREEMENT is made as of February 26, 2007, by and between CENTRAL PARK GROUP MULTI-EVENT FUND, a Delaware statutory business trust (the “Fund”), CENTRAL PARK ADVISERS, LLC, a Delaware limited liability company (the “Manager”), and UNION BANK OF CALIFORNIA, N.A., a national banking association (the “Escrow Agent”).

WITNESSETH

          WHEREAS, the Fund is registered as a closed-end, diversified management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

          WHEREAS, the Fund desires that Union Bank of California, N.A. provide services as escrow agent, as described herein, and Union Bank of California, N.A. wishes to provide such services.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Acceptance by Escrow Agent. The Escrow Agent hereby accepts the appointment as escrow agent hereunder and agrees to act on the terms and conditions hereinafter set forth.

2.	Rights and Responsibilities of Escrow Agent. The acceptance by the Escrow Agent of its duties hereunder is subject to the following terms and conditions, which the parties to this Agreement hereby agree shall govern and control the Escrow Agent’s rights, duties, liabilities and immunities.

(a)	The Escrow Agent shall act hereunder as a depositary only, and in its capacity as such, it shall not be responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any document furnished to the Escrow Agent or any asset deposited with it.

(b)	“Written Instructions” mean written instructions received by the Escrow Agent and purported to be signed by the Manager or any other person duly authorized by the Manager, or by the Fund’s Board of Trustees (the “Board”), to give such instructions on behalf of the Fund. The instructions may be delivered by hand, mail, facsimile, or cable; except that any instruction terminating this Agreement may be given only by hand or mail. The Fund shall file from time to time with the Escrow Agent a copy, certified by the an authorized officer of the Fund, of each resolution of the Board authorizing the person or persons to give Written Instructions. Such resolution shall include certified signatures of such persons authorized to give Written Instructions. This shall constitute conclusive evidence of the authority of the signatories designated therein to act. Such resolution shall be considered in full force and effect with the Escrow Agent fully protected in acting in reliance thereon unless and until it receives written notice from the Manager or the Board to the contrary.

The Escrow Agent may rely upon, and shall be protected for any action or omission it takes pursuant to, Written Instructions if the Escrow Agent, in good faith, believes such Written Instructions to be genuine. Unless otherwise provided in this Agreement, the Escrow Agent shall act only upon Written Instructions. The Escrow Agent shall be entitled to assume that any Written Instruction received hereunder is not in any way inconsistent with the provisions of the Fund’s Agreement and Declaration of Trust or this Agreement or of any vote, resolution or proceeding of the Board, unless and until the Escrow Agent receives Written Instructions to the contrary.

(c)	The duties and responsibilities of Escrow Agent shall be limited to those expressly set forth in this Escrow Agreement. With the exception of this Agreement, Escrow Agent is not responsible for, or chargeable with knowledge of, any terms or provisions contained in any underlying agreement referred to in this Agreement or any other separate agreements and understandings between the parties. The Escrow Agent shall not be liable for the accuracy of any calculations or the sufficiency of any funds for any purpose. The Escrow Agent shall not have any liability under this Agreement except to the extent of its own gross negligence or willful misconduct.

(d)	Notwithstanding anything in this Agreement to the contrary, neither the Escrow Agent nor its affiliates shall be liable to the Fund or the Manager for any consequential, special or indirect losses or damages which the Fund may incur or suffer by or as a consequence of the Escrow Agent’s or its affiliates’ performance of the services provided hereunder, whether or not the likelihood of such losses or damages was known by the Escrow Agent or its affiliates.

(e)	Without limiting the generality of the foregoing or of any other provision of this Agreement, the Escrow Agent shall not be liable for losses beyond its control, provided it has acted in accordance with the standard of care set forth above; and the Escrow Agent shall not be liable for delays or errors or loss of data occurring by reason of circumstances beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations promulgated after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

(f)	The Fund agrees to indemnify the Escrow Agent and hold it harmless from and against any tax, charge, loss, liability, expense (including reasonable attorneys fees and expenses), claim or demand arising directly or indirectly from any action or omission to act which the Escrow Agent takes (i) at the request or on the direction of or in reliance on the advice of the Fund or (ii) upon Written Instructions; provided, however, that neither the Escrow Agent, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) arising out of the Escrow Agent’s or its affiliates own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement. The Fund shall indemnify and hold harmless the Escrow Agent against and in respect of any liability for taxes and for any penalties or interest in respect of taxes attributable to the investment of funds held in escrow by the Escrow Agent pursuant to this Agreement. Notwithstanding anything in this Agreement to the contrary, the Fund shall not be liable to the Escrow Agent for any consequential, special or indirect losses or damages which the Escrow Agent may incur or suffer, whether or not the likelihood of such losses or damages was known by the Fund. These indemnities shall survive the resignation of the Escrow Agent or the termination of this Agreement.

(g)	The Escrow Agent shall have no duties except those specifically set forth in this Agreement.

(h)	The Escrow Agent shall have the right at any time it deems appropriate to seek an adjudication in a court of competent jurisdiction as to the respective rights of the parties hereto and shall not be held liable by any party hereto for any delay or the consequences of any delay occasioned by such resort to court. In the event of any disagreement resulting in adverse claims or demands being made in respect of the assets held hereunder, or in the event that Escrow Agent, in good faith, shall be in doubt as to what action it should take hereunder, Escrow Agent may, at its option, refuse to comply with any claims or demands or it may refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, Escrow Agent shall not be or become liable in any way or to any person for its failure or refusal to act, and Escrow Agent shall be entitled to continue so to refrain from acting until (i) the rights of the parties have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjusted and all doubt resolved by agreement among the parties and the Escrow Agent shall have been notified thereof in writing signed by or on behalf of all such persons. The rights of Escrow Agent under this paragraph are in addition to all other rights which it may have by law or otherwise.

(i)	The Escrow Agent shall notify promptly the Manager of any discrepancy between the amounts set forth on any remittance advice received by Escrow Agent and the sums delivered to it therewith.

3.	Deposit of Escrow Fund. The Escrow Agent shall establish an account in the name of Central Park Group Multi-Event Fund, Escrow Account for the Benefit of Investors (the “Subscription Account”). The Escrow Agent shall promptly deposit in the Subscription Account checks remitted by potential investors in the Fund (“Potential Investors”) and made payable to Central Park Group Multi-Event Fund. Potential Investors also may deposit monies in the Subscription Account by wire transfer pursuant to instructions provided to them by the Fund. Balances on deposit in the Subscription Account will be held univested.

4.	Statements. During the term of this Agreement, the Escrow Agent shall provide the Fund with (a) monthly statements containing the beginning balance in each Account as well as all principal and income transactions for the statement period and (b) a daily summary of amounts deposited and the status of available funds. The Fund shall be responsible for reconciling such statements. The Escrow Agent shall be forever released and discharged from all liability with respect to the accuracy of such statements, except with respect to any such act or transaction as to which the Fund shall, within 90 days after the furnishing of the statement, file written objections with the Escrow Agent.

5.	Distributions and Closings. Upon Written Instructions, at each closing of each offering of Fund shares, the Escrow Agent will wire principal balances on deposit in the Subscription Account to the account designated by the Fund. Such Written Instructions shall be sent to the Escrow Agent by 2:00 p.m. on the closing date with respect to each closing. In the event fund transfer instructions are given (other than in writing at the time of the execution of this Agreement), whether in writing, by telecopier or otherwise, Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated to provide instructions to Escrow Agent, and Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by Escrow Agent. Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by the Fund to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. Escrow Agent may apply any of escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. The parties to this Agreement acknowledge that such security procedure is commercially reasonable.

In the event that a Potential Investor who has escrow funds in the Subscription Account is not admitted into the Fund, upon Written Instructions, the Escrow Agent shall promptly issue refunds to the Potential Investor in the amount of the principal balance without interest. Such refunds shall be made in check form.

6.	Tax Identification Number. All deposits to the Subscription Account shall be subject to the Escrow Agent’s receipt of a valid tax identification number for the Fund, Manager or Potential Investor, as applicable.

7.	Compensation. The fee of the Escrow Agent for its services hereunder shall be paid by the Fund as may be mutually agreed to in writing by the Fund and Escrow Agent. Notwithstanding the foregoing, standard account transaction charges will be billed to the Fund as an out-of-pocket expense.

8.	Amendment. This Agreement may not be amended or supplemented, and no provision hereof may be modified or waived, except by an instrument in writing, signed by all of the parties hereto.

9.	Termination. This Agreement shall continue until terminated by either party on 60 days prior written notice. Upon the termination of this Agreement and upon the delivery of the balance of the Subscription Account to a successor escrow agent or such other person as may be designated by Written Instructions, the Escrow Agent shall be released and discharged of any and all further obligations hereunder. If no successor Escrow Agent has been designated pursuant to Written Instructions to receive the balance of the Subscription Account at the expiration of the 60-day period, the Escrow Agent shall have no further obligation hereunder except to hold the escrow funds as a depositary. Upon written notification by the Fund of the appointment of the successor, the Escrow Agent shall promptly deliver the balance of the Subscription Account to such successor, and the duties of the resigning Escrow Agent shall thereupon in all respects terminate, and it shall be released and discharged of any and all further obligations hereunder.

10.	Execution. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts together shall constitute one and the same instrument.

11.	Miscellaneous. All covenants and agreements contained in this Agreement by or on behalf of the parties hereto shall bind and inure to the benefit of such parties and their respective heirs, administrators, legal representatives, successors and assigns, as the case may be. The headings in this Agreement are for convenience of reference only and shall neither be considered as part of this Agreement, nor limit or otherwise affect the meaning thereof. This Agreement shall be construed and enforced in accordance with the laws of New York without regard to principles of conflicts of law.

12.	Notices. All instructions, notices and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or facsimile or mailed by first class, registered mail, return receipt requested, postage prepaid, and addressed as follows:

(a)	If to the Fund:

Central Park Group Multi-Event Fund c/o Central Park Group, LLC 12 East 49th Street New York, New York 10017

(b)	If to the Escrow Agent:

Union Bank of California, NA. Attn: Moon Shil Lee 350 California Street, 6thFloor San Francisco, California 94104

13.	Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

14.	Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided that, the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties and instructions.

          IN WITNESS THEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

CENTRAL PARK GROUP MULTI EVENT FUND By: Name: Title: CENTRAL PARK ADVISERS, LLC By: Name: Title: UNION BANK OF CALIFORNIA, N.A., as Escrow Agent By: Name: Title: